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                                                                    EXHIBIT 99.1

                                         Press Release Dated July 30, 2001

[NOVO NETWORKS LETTERHEAD]




                                                            CONTACT:
Chad E. Coben                                     Stewart Lewack, Joseph Jaffoni
Novo Networks, Inc.                               Jaffoni & Collins Incorporated
214/777-4100 ccoben@novonetworks.net              212/835-8500; nvnw@jcir.com


                   NOVO NETWORKS TO REORGANIZE AND SHIFT FOCUS

                - OPERATING SUBSIDIARIES SEEK CHAPTER 11 RELIEF -
                     - NOVO TO FOCUS ON FINANCIAL SERVICES -

DALLAS, Texas, July 30, 2001 - In connection with its ongoing strategic review, Novo Networks, Inc. (Nasdaq:NVNW), a holding company with subsidiaries engaged in a variety of network and communications services businesses, today began the process of shifting its operational focus from the telecommunications sector to its newly-established financial services division. The Company's principal operating subsidiaries, Novo Networks Operating Corp., AxisTel Communications, Inc. and e.Volve Technology Group, Inc, each commenced voluntary cases under chapter 11 of the United States Bankruptcy Code in order to stabilize ongoing operations and protect their assets pending implementation of a chapter 11 plan of reorganization.

In order to preserve value and maximize overall recoveries, the subsidiaries' plan, which is currently being prepared, will provide for the consolidation of certain of the subsidiaries' core operations and the disposition of the remaining assets in an orderly fashion. The Company currently anticipates that the subsidiaries will file their joint chapter 11 plan within three weeks, and intends to conclude the chapter 11 process as expeditiously as possible. In order to fund the reorganization effort, Novo Networks, Inc. has agreed, subject to Bankruptcy Court approval, to provide the subsidiaries with a $1.6 million debtor-in-possession credit facility.

Steven Loglisci, a former CEO of e.Volve, has been tapped to lead the subsidiaries through the restructuring process. The subsidiaries also retained Executive Sounding Board Associates, a well-known turnaround firm, to serve as their financial and restructuring advisor. "In light of the increasingly dismal outlook for emerging telecommunications carriers and our exposure to the highly competitive long-distance voice market, we opted for chapter 11 protection as the most effective means to preserve our existing business," said Mr. Loglisci. "After evaluating our various business lines, we decided to take immediate steps to shut down money-losing businesses, preserve cash and focus on developing positive cash flow in our international facilities-based network operated by e.Volve. I am very encouraged that our parent company, Novo Networks, Inc., has sufficient faith in our efforts to have extended $1.6 million in financing for this process. "

Simultaneously with the announcement of the subsidiaries' chapter 11 filings, Novo Networks, Inc. also announced plans to diversify its operations through its newly-established financial services division. Barrett Wissman, Novo Networks' President, will lead this effort.


                                     -more-


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NOVO NETWORKS, 7/30/01                                                    page 2


Novo Networks, Inc. will also continue managing its portfolio company holdings, which include significant equity stakes in Gemini Voice Solutions (formerly known as PhoneFree.com), ORB, Inc. and Lineabox, among others, with a view toward maximizing their long-term value.

Mr. Wissman, stated that, "As a result of the continuing weakness in the networking and communications business we concluded that the best course of action for Novo is to exit certain of its communications businesses and move in a new direction with our financial services division. As part of the changes we are making in conjunction with our strategic review, our first priority will be to run all of our operations on a profitable basis. With the collective experience of our board of directors and management team, we are confident that we can build a financial services division that will help the Company achieve its goal of long-term profitability."

The Company also announced it has been notified by the Nasdaq Stock Market that its securities fail to meet the minimum bid price requirement for continued listing under the Nasdaq Stock Market rules. The Company has until October 9, 2001 to regain compliance with continued listing requirements. If the Company is unable to demonstrate compliance with the continued listing requirements on or before October 9, 2001, the Nasdaq staff will provide the Company with a written determination that its securities will be delisted. At that time, the Company may request a review of the staff's determination pursuant to the Stock Market rules. The Company is evaluating a number of options to regain compliance with Nasdaq's continued listing requirements including, but not limited to, a reverse stock split.

The statements in this press release which are not historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Such statements involve risks and uncertainties which could cause actual results to differ materially from management's expectations.
Such risks and uncertainties include, but are not limited to, the risks inherent in bankruptcy court proceedings and risks associated with entering the financial services markets, as well as the risks detailed in our filings with the Securities and Exchange Commission, including without limitation, those detailed under the heading "Risk Factors" in our most recent Annual Report on Form 10-K. Novo Networks, Inc. disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events, or otherwise.
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